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                                                                      EXHIBIT 12

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES FOR CITIZENS BANKING CORPORATION

                                                                                                          Pro-Forma Supplemental(2)
                                            Six-months                                                  ----------------------------
                                               Ended                Year Ended December 31,               Six-months    Year Ended
                                           -------------  --------------------------------------------      Ended       December 31,
                                           June 30, 2006    2005    2004    2003      2002       2001   June 30, 2006       2005
                                           -------------  ------- ------- -------  ---------   -------  -------------   ------------
Income from continuing operations,
   before income tax                              57,004  112,106  81,269  82,884     23,149   146,803        110,993       207,017

Fixed charges:

  Interest on short-term borrowings                9,131   25,929   9,574   4,933      3,922    27,070         34,700        57,844
  Interest on long-term debt                      19,914   36,417  33,618  31,310     29,720    33,192         61,705       118,677
  Estimated interest component of
     net rental expense                              556    1,196   1,040     753        779       695          1,364         2,861
                                           -------------  ------- ------- -------  ---------   -------  -------------   -----------
     Fixed charges, excluding interest
 on deposits                                      29,601   63,542  44,232  36,996     34,421    60,957         97,769       179,382

  Interest on deposits                            66,297   85,154  63,389  80,768    123,601   198,220        111,217       165,449
                                           -------------  ------- ------- -------  ---------   -------  -------------   -----------
Fixed charges, including interest on
     deposits                                     95,898  148,696 107,621 117,764    158,022   259,177        208,986       344,831
                                           =============  ======= ======= =======  =========   =======  =============   ===========

Ratio of earnings to fixed charges:

    Excluding interest on deposits                  2.93     2.76    2.84    3.24       1.67      3.41
    Including interest on deposits                  1.59     1.75    1.76    1.70       1.15      1.57

Pro forma adjustment(1):
Estimated interest on new enhanced
        trust preferred securities                 6,188   12,375
    Pro forma fixed charges, excluding
        interest on deposits                      35,789   75,917
    Pro forma fixed charges, including
         interest on deposits                    102,086  161,071

Pro forma ratio of earnings to
        fixed charges(1):
    Excluding interest on deposits                  2.59     2.48
    Including interest on deposits                  1.56     1.70

Pro forma supplemental ratio of
         earnings to fixed charges(2):
    Excluding interest on deposits                  2.14     2.15
    Including interest on deposits                  1.53     1.60

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(1)   Displays the effect of the new enhanced trust preferred securities, all other components remaining equal.

(2) Displays the pro forma effect of the merger with Republic Bancorp, Inc., assuming only purchase accounting and merger-related adjustments. See Unaudited Pro Forma Condensed Combined Financial Information and the accompanying Notes.